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                                                                   Exhibit 10.15



                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 19th day of August, 1998, by and between Land O'Lakes, Inc., a Minnesota cooperative corporation with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 (hereinafter referred to as "Land O'Lakes"), and John L. Prince, an individual residing at 131 Valley View Drive, Exeter, California 93221 (hereinafter referred to as "Prince").

         WHEREAS, Prince is experienced and possesses significant expertise in the management and operation of a California dairy processing business and has served for a number of years as President and Chief Executive Officer of Dairyman's Cooperative Creamery Association ("DCCA") of Tulare, California; and

         WHEREAS, Land O'Lakes desires to retain and employ the services of Prince on the terms and conditions set forth in this Agreement, and Prince desires to be retained and employed by Land O'Lakes to perform such services under the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and commitments of Land O'Lakes and Prince set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Land O'Lakes and Prince agree as follows:

1. Employment. Land O'Lakes hereby employs Prince as Senior Vice President, California Dairy Operations, and Prince hereby accepts such employment in such capacity and agrees to perform services for Land O'Lakes upon the terms and conditions set forth in this Agreement. In his capacity as Senior Vice President, California Dairy Operations, Prince will be expected to provide leadership in California dairy manufacturing operations and California dairy industry representation, subject to the management and direction of Land O'Lakes' Chief Executive Officer (hereinafter referred to as the "CEO"). Throughout the term of this Agreement and in his capacity as an officer of Land O'Lakes, Prince shall devote his full time, loyalty, attention, skill, and energy to the business and affairs of Land O'Lakes and shall perform to the best of his ability such other responsibilities and duties as may be assigned to him from time to time by the CEO. In performing such duties and responsibilities, Prince shall implement and promote the Land O'Lakes values statement.

2.   Term; Termination.

     A. The term of this Agreement shall be five (5) years, commencing on July 1, 1998, and continuing through June 30, 2003. Upon expiration of the term of this Agreement, Prince's status with Land O'Lakes shall be deemed to be that of an at-will employee and, as such, Land O'Lakes may, in its sole discretion, modify the terms and conditions of Prince's employment with Land O'Lakes.

     B. This Agreement shall terminate immediately upon the happening of either (1) Prince's death, or (2) the disability or incapacitation of Prince for a consecutive period of twelve (12) months or more, which disability or incapacitation renders Prince unable to perform substantially all of his normal employment responsibilities hereunder.

     C. Land O'Lakes may terminate this Agreement at any time, without prior notice to Prince, upon the occurrence of any of the following events:


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           (i) Prince willfully refuses to perform his duties under this
               Agreement or willfully refuses to comply with or implement reasonable policies established by the CEO or Land O'Lakes' Board of Directors;

          (ii) Prince misappropriates any Land O'Lakes assets or commits any other act of dishonesty, misconduct, or violation of law which materially compromises his ability to effectively perform his responsibilities hereunder; or

         (iii) Prince breaches this Agreement in any material respect, which breach is not cured or is not capable of being cured by Prince within thirty (30) days after written notice of such breach is delivered to Prince by Land O'Lakes in accordance with paragraph 13 hereof.

     D. Prince may terminate this Agreement upon sixty (60) days written notice for any reason at any time after June 30, 1999. In the event of such termination occurring during the second or third contract years of this agreement, Prince shall be entitled to receive Base Pay as provided in paragraph 3.A. for a period of two calendar years after the effective termination date. In the event such termination occurs during the fourth or fifth contract year, Prince shall be entitled to receive Base Pay for one calendar year or the balance of the term of this agreement, whichever period is shorter. During any period during which Prince is paid pursuant to this paragraph after his effective termination date, he shall continue to be eligible for health care benefits on the same basis and subject to the same contribution rate in effect as of his effective termination date. None of the other employee benefits described in paragraph 4 will continue after Prince's effective termination date. Further, Prince will not be eligible for any variable pay, whether annual or long-term, attributable to any period after his effective termination date.

     E. Notwithstanding any contrary provisions contained elsewhere in this Agreement, this Agreement and the respective rights and obligations of Land O'Lakes and Prince hereunder (except for those rights and obligations of the parties under paragraphs 6 and 8) cease upon termination.

3.   Compensation.

     A. As compensation for services performed hereunder during the first year of the term of this Agreement, Land O'Lakes shall pay Prince a base salary at an annual rate of Three Hundred Thousand Dollars ($300,000.00) per year (hereinafter referred to as the "Base Salary"). The Base Salary payable to Prince during each subsequent year of the term of this Agreement shall be established by Land O'Lakes' CEO not later than June 30 of each year during the term of this Agreement, unless the parties mutually agree otherwise. In no event shall the CEO's annual review of Prince's Base Salary result in an increase in Prince's Base Salary which is less than Land O'Lakes' budgeted average percentage salary increase for exempt management personnel for that year.

     B. Prince shall also be entitled to participate in the Executive Annual Variable Compensation Plan established by Land O'Lakes for its officers, at the rate applicable to group vice presidents; provided, however, that the maximum payment under such Plan for each year of the term of this Agreement shall not exceed sixty percent (60%) of Prince's current Base Salary in such year. The parties acknowledge that this plan operates on a calendar year basis, and to the extent the term of this Agreement includes any partial plan year, payment under the plan for such partial plan year will be on a pro rata basis.



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     C.   Prince shall further be entitled to participate in the Executive
          Long-Term Variable Compensation Plan established by Land O'Lakes for its officers, at the rate applicable to group vice presidents; provided, however, that the maximum payment under such Plan for each year of the term of this Agreement shall not exceed forty percent (40%) of Prince's current Base Salary in such year. Prince shall commence eligibility for accrual of benefits under this Plan as of the beginning of the term of this Agreement. The parties acknowledge that this plan operates on a three-calendar-year cycle, and to the extent the term of this Agreement includes any partial cycle, payment under the plan for such cycle will be on a pro rata basis. The parties specifically agree that for the following cycles, Prince will receive the specified portion of the amount he would have received according to the terms of the plan if he had been employed throughout the entire cycle, provided he is actively employed through December 31 of the final year of such cycle: 96-98, 1/3; 97-99, 2/3; 98-00, full payment.

     D. All compensation to be paid to Prince in accordance with the terms of this Agreement shall be subject to all applicable withholding taxes, payroll deductions, and other deductions required by law and shall be payable to Prince in accordance with Land O'Lakes' normal payroll procedures.

4. Employee Benefit Programs.

     A. In addition to the compensation described in paragraph 3, Prince shall be eligible to participate in the welfare and pension benefit plans maintained by Land O'Lakes, such participation to be in accordance with the terms of the plans as they may exist during the term of this Agreement. In addition, Land O'Lakes shall provide Prince with the following specific benefits throughout the term of this Agreement:

          (i) Use of his current automobile or an equivalent automobile in accordance with established guidelines for the Land O'Lakes executive automobile plan;

          (ii) Participation in the Land O'Lakes, Inc. Employee Retirement Plan, the Land O'Lakes Employee Savings and Supplemental Retirement Plan, and the Land O'Lakes Non-Qualified Excess Benefits Plan (IRS Limits);

         (iii) Equivalent of benefit accrual under Land O'Lakes, Inc. Employee Retirement Plan from date of hire with DCCA provided through combination of supplemental individual non-qualified arrangement and plan benefits;

          (iv) Continue special deferred annuity payment plan provided by DCCA;

          (v) Insurance policy with personal liability coverage of Two Million Dollars ($2,000,000.00);



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          (vi) The opportunity to participate in the elective deferred compensation plan offered to officers of Land O'Lakes;

         (vii) Establish beginning balance in personal flex-time program which is the sum of thirty (30) days and accrued, unused vacation time from DCCA, the total of which shall not exceed forty-five (45) days; commence accrual at rate of two (2) days per month;

        (viii) Full relocation benefits according to the terms of the Land O'Lakes program currently in existence in the event Prince is requested to relocate during the term of this Agreement; and

          (ix) Participation in such other welfare benefit plans as Land O'Lakes generally makes available to its executive employees.

5. Expenses. Land O'Lakes agrees to reimburse Prince for all reasonable and necessary out-of-pocket expenses incurred by him in performing his duties under this Agreement, such reimbursement to be made in accordance with established policies and procedures.

6.   Confidential Information.

     A. Prince shall carefully guard and keep secret all trade secrets and confidential information concerning the business and affairs of Land O'Lakes, including, but not limited to Land O'Lakes customer lists, personnel information, secret processes, or other secret or confidential information, knowledge, or data (the "Confidential Information"), whether or not such Confidential Information is obtained, acquired, or developed by Prince during the period of his employment with Land O'Lakes. Prince shall not, at any time, whether in the performance of this Agreement or at a later time, directly or indirectly disclose any such Confidential Information to any person, firm, or corporation or other third party or use the same in any way other than in connection with the business affairs of Land O'Lakes, unless he first secures the prior written consent of Land O'Lakes' CEO. Further, Prince shall refrain from any acts or omissions which would reduce the value of the Confidential Information to Land O'Lakes.

     B. The existence of this Agreement, the terms and conditions of this Agreement, and the content of all negotiations surrounding this Agreement shall be considered Confidential Information.

     C. In the event Prince becomes legally compelled to disclose any Confidential Information of Land O'Lakes, Prince shall provide Land O'Lakes with immediate notice so that Land O'Lakes may seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained by Land O'Lakes, Prince shall only furnish that portion of Land O'Lakes' Confidential Information which is legally required and shall exercise his best efforts to obtain a protective order or other reliable assurance that Land O'Lakes' Confidential Information shall be accorded confidential treatment. The foregoing obligations of this paragraph 6 shall survive the term of this Agreement.


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7.       Return of Land O'Lakes' Property. Upon termination of his employment, regardless of how termination is effected, Prince shall promptly deliver to Land O'Lakes all records, reports, files, or other documents which are the property of Land O'Lakes or which relate in any way to the customers, business, practices, or techniques of Land O'Lakes, along with any and all other property and Confidential Information of Land O'Lakes which, in any of these cases, are in Prince's possession or under his control. It is agreed that such records, reports, and other documents or property, including any and all copies thereof and all information contained therein, are and at all times shall be deemed to be the property of Land O'Lakes.

8.   Noncompetition.

     A. During the six-year period commencing on July 1, 1998, Prince shall not, without the prior written consent of the CEO, directly or indirectly own, manage, operate, control, participate in, or be connected in any manner with the ownership, management, operation, or control of any business, a significant portion of which involves fluid milk, ice cream, or any other product or product group which comprises a significant portion of the business of Land O'Lakes at the time of the termination of this Agreement, in any territory in which Land O'Lakes conducts such business. Furthermore, Prince shall not induce or attempt to persuade any agent, employee, or customer of Land O'Lakes to terminate an existing employment, agency, or business relationship with Land O'Lakes in order to enter into any such relationship in competition with Land O'Lakes. The foregoing obligations of this paragraph 8 shall survive the term of this Agreement.

     B. Prince further acknowledges that the noncompetition provisions of this paragraph 8 constitute a material inducement to Land O'Lakes to enter into this Employment Agreement and to provide the benefits and compensation payments to Prince hereunder, and Land O'Lakes will be relying on the enforceability of the noncompetition provisions of this paragraph 8 in performing its obligations under this Agreement.

9. Enforcement. Prince acknowledges that a breach of paragraph 6 or paragraph 8 may result in irreparable damage to Land O'Lakes. Accordingly, in the event of any breach or threatened breach by Prince of paragraphs 6 or 8 of this Agreement, Land O'Lakes may bring an action in any court of competent jurisdiction to obtain a temporary and/or permanent injunction to enforce the provisions of this agreement, or to pursue any other legal remedies which may be available. If Land O'Lakes prevails in an action to enforce the terms of this Agreement, Prince agrees to reimburse Land O'Lakes for its costs and expenses, including reasonable attorneys' fees.

10. Assignment. This Agreement and the rights and obligations of Prince hereunder are not assignable, in whole or in part, by Prince, and any attempted assignment by him shall be null and void and without force and effect.

11. Severability. The provisions of this Agreement shall be severable, and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.



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12.  Waiver. The failure of either party under this Agreement to exercise any right, power, or option given to that party under this Agreement or under any applicable law, or the failure of either party to insist upon strict compliance with the terms of this Agreement on one occasion shall not constitute a waiver by such party with respect to any subsequent breach thereof, nor shall it constitute a waiver by that party of its rights at any time thereafter to require strict compliance with the terms of this Agreement.

13. Notices. Any notices required hereunder shall be deemed to have been properly given if a written notice has been delivered to the party to whom notice is required to be given (the "Addressee") by either (a) hand-delivering such notice to Addressee; or (b) enclosing such notice in a sealed envelope and sending it by certified mail, return receipt requested, postage prepaid, to Addressee at Addressee's address shown below, or at such other address as Addressee may hereafter designate in writing to the other party:

     Jack Prince                                     Land O'Lakes, Inc.
     131 Valley View Drive                           Attention:  John E. Gherty
     Exeter, California 93221                        President and Chief
                                                       Executive Officer
                                                     P.O. Box 64101
                                                     St. Paul, MN 55164-0101

                                    With a copy to:  Mary K. Mills
                                                     Senior Counsel
                                                     Land O'Lakes, Inc.
                                                     P.O. Box 64101
                                                     St. Paul, MN 55164-0101

14. Headings. Titles and headings in this Agreement are for the convenience of reference only and do not form a part of this Agreement and shall in no way affect the interpretation hereof.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

16. Advice of Counsel. No party, representative, or counsel for either party has acted as counsel for the other party with respect hereto. Each party represents that such party has sought and obtained any legal advice deemed necessary prior to entering into this Agreement. Each party hereto has had the opportunity to fully negotiate the terms hereof and to modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation against the party causing this Agreement to be drafted. No party or representative for such party shall act or be deemed to act as legal counsel or representative for the other party.



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17.  Entire Agreement. This writing evidences the entire agreement and understanding of the parties with respect to the employment of Prince and other matters discussed herein and supersedes any and all other agreements and understandings, whether written or oral, with respect thereto. No modification, alteration, or change in the terms of this Agreement shall be effective unless made in a writing signed by both Land O'Lakes and Prince.

IN WITNESS WHEREOF, each of the parties have executed this Agreement effective as of the date first above written.

                                         LAND O'LAKES, INC.


                                         By
------------------------------------        ------------------------------------
JACK PRINCE
                                         Its




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